Exhibit 3.1

SEVENTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

LAYNE CHRISTENSEN COMPANY

FIRST. The name of the corporation is Layne Christensen Company.

SECOND. The address of the corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange St., Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH. The total number of shares of stock which the corporation shall have authority to issue is 1,000. All such shares are to be common stock, par value of $0.01 per share, and are to be of one class.

FIFTH. Unless and except to the extent that the bylaws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.

SIXTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the corporation is expressly authorized to make, alter and repeal the bylaws of the corporation.

SEVENTH. A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

EIGHTH. The corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Seventh Amended and Restated Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Seventh Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.